Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IMAGO BIOSCIENCES, INC.

FIRST: The name of the corporation is Imago BioSciences, Inc. (hereinafter, the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH:

Section 1: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of the Corporation; provided that any by-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

Section 2: To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Sixth Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 3: The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 4: The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 5: Neither any amendment nor repeal of Section 2 through Section 4 of this Sixth Article nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with Section 2 through Section 4 of this Sixth Article, shall eliminate or reduce the effect of Section 2 through Section 4 of this Sixth Article in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for Section 2 through Section 4 of this Sixth Article, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

SEVENTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time as prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.